(..continued)




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                                           6.625% NOTES SUPPLEMENTAL INDENTURE
                                            CONTAINING THE PROPOSED AMENDMENTS



                             SUPPLEMENTAL INDENTURE

     THIS SUPPLEMENTAL INDENTURE (the "Supplemental Indenture") is made as of the 17th day of December, 1999, between Kansas City Southern Industries, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), and The Chase Manhattan Bank, a New York bank organized and existing under the laws of the United States of America, trustee (the "Trustee").

                             RECITALS OF THE COMPANY

     WHEREAS, the Company and the Trustee heretofore executed and delivered an Indenture, dated as of July 1, 1992, (the "Indenture"); and

     WHEREAS, the Company's 6.625% Notes Due March 1, 2005 (the "6.625% Notes") are Outstanding Securities issued pursuant to the Indenture; and

     WHEREAS, Section 902 of the Indenture provides that with the consent of the Holders of not less than a majority in principal amount of all Outstanding Securities of any series affected by such Supplemental Indenture (the "Requisite Consents"), by Act of said Holders delivered to the Company and the Trustee, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of such series of Securities, subject to certain exceptions specified in Section 902 of the Indenture; and

     WHEREAS, the Company has obtained the Requisite Consents from Holders of the 6.625% Notes series of Outstanding Securities to amend the Indenture as set forth below, as well as the Requisite Consents from Holders of each of the other outstanding series of Outstanding Securities to similarly amend the Indenture with respect to those series;

     WHEREAS, the Board of Directors has, as evidenced by a Board Resolution, authorized the amendment of the Indenture pursuant to this Supplemental Indenture; and

     WHEREAS, all things necessary to make this Supplemental Indenture a valid supplement to the Indenture according to its terms have been done;

     NOW, THEREFORE, the parties hereto hereby agree as follows:


                                   ARTICLE ONE
                 WAIVERS OF CERTAIN PROVISIONS OF THE INDENTURE

     SECTION 101. Waiver of Applicability of Certain Provisions of the Indenture to the Separation of the Company's Financial Services Businesses from its Transportation Businesses. Applicability of Sections 801 and 802 of the Indenture to a separation (the "Separation") of the Company's financial services businesses from its transportation businesses, effected through a spin-off (the "Spin-Off") of the Company's financial services businesses by the distribution by the Company as a dividend to its stockholders all of the outstanding common stock of Stilwell Financial, Inc. ("Stilwell"), a wholly-owned subsidiary to which the Company transferred the capital stock of its financial services subsidiaries and other related assets, or effected through any other method of Separation, is hereby waived. For purposes of this Supplemental Indenture, the term "Separation" refers to the separation and sale or transfer of KCSI's financial services businesses, whether in the form of a Spin-Off or otherwise. As a result of such waiver, any such Separation shall not be deemed a transfer by the Company of its properties and assets substantially as an entirety under
Section 801 and, no successor Person shall succeed to or be substituted for, or be allowed to exercise the rights and powers of, the Company under Section 802 of the Indenture as a result of the Separation.

                                                      ARTICLE TWO
                                                ELIMINATION OF COVENANT

     SECTION 201. Elimination of Section 1006. Section 1006 (Limitation on Liens on Stock or Indebtedness of Significant Subsidiaries) of the Indenture is hereby eliminated in its entirety from the Indenture, and shall be of no further force or effect.


                                  ARTICLE THREE
                            MISCELLANEOUS PROVISIONS

     SECTION 301. Effectiveness of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture and of any coupon appertaining thereto shall be bound thereby; provided, however, that this Supplemental Indenture shall become operative only upon acceptance by the Company of the 6.625% Notes validly tendered for purchase, as set forth in the Offer to Purchase and Consent Solicitation Statement, dated December 6, 1999, as amended or supplemented through the date hereof.

     SECTION 302. Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture and the Securities issued thereunder shall remain in full force and effect.

     SECTION 303. Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

     SECTION 304. Confirmation and Ratification of Indenture. The Indenture as supplemented by this Supplemental Indenture and all Securities issued thereunder are in all respect confirmed and ratified.

     SECTION 305. No Issuance of New Securities Required. The Company shall not be required to prepare and execute, and the Trustee shall not be required to authenticate and deliver in exchange for outstanding Securities, any new Securities to conform to this Supplemental Indenture.

     SECTION 306. Separability Clause. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     SECTION 307. Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

     SECTION 308. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

     SECTION 309. No Effect on Other Series. This Supplemental Indenture relates solely to the 6.625% Notes and shall have no force or effect with respect to any other series of Outstanding Securities under the Indenture.

     SECTION 310. Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

     SECTION 311. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

     SECTION 312. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of this Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

     SECTION 313. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall together constitute but one and the same Supplemental Indenture.

     SECTION 214. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture.


IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date and year first above written.


                             KANSAS CITY SOUTHERN INDUSTRIES, INC.


                           By: /s/ Anthony P. McCarthy
                             Title:  Vice President & Treasurer
Attest:


/s/ Sherry K. Cooper
Title:  Asst. Secretary

                                  THE CHASE MANHATTAN BANK
                         Trustee


                                  By:  /s/ R. Lorenzen
                                  Title:  Assistant Vice President

Attest:


/s/ N. Rodriquez
Title:  Trust Officer